United Security Bancshares reports 2nd quarter net income of $2.0 million

FRESNO, CA - July 15, 2020. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the six months ended June 30, 2020. The Company recognized net income of $4,768,000 for the six months ended June 30, 2020, a decrease of 41.2% compared to the net income of $8,104,000 recognized for the six months ended June 30, 2019. Basic and diluted earnings per share decreased to $0.28 for the six months ended June 30, 2020, as compared to basic and diluted earnings per share of $0.48 for the six months ended June 30, 2019.

Second Quarter 2020 Highlights (at or for the quarter ended June 30, 2020, except where noted)

▪Net income for the quarter was $2,012,000, representing a $2,085,000 or 50.89% decrease from $4,097,000 for the quarter ended June 30, 2019. The decrease is a result of a reduction in interest income related to a lower rate environment, a provision for loan losses, and a write-down on OREO.
▪The allowance for credit losses as a percentage of gross loans increased to 1.37%, compared to 1.33% at December 31, 2019. The provision for credit losses totaled $428,000 for the quarter, compared to $4,000 for the quarter ended June 30, 2019. The increase in provision is attributed to net charge-offs realized during the quarter..
▪A loss on the fair value of junior subordinated debt of $30,000 was recorded for the quarter, as compared to a $497,000 gain for the quarter ended June 30, 2019.
▪Total loans, net of unearned fees, increased 8.73% to $648,650,000, compared to $596,554,000 at December 31, 2019. Included in the increase are $26,035,000 in Paycheck Protection Program (PPP) loans.
▪Total deposits increased 9.13% to $893,112,000, compared to $818,362,000 at December 31, 2019.
▪Book value per share increased to $6.92, compared to $6.83 at December 31, 2019.
▪Net interest margin decreased to 3.33% from 4.28% for the quarter ended June 30, 2019.
▪Annualized average cost of deposits decreased to 0.21% from 0.42% for the quarter ended June 30, 2019.
▪Net charge-offs totaled $686,000, compared to net recoveries of $31,000 for the quarter ended June 30, 2019.
▪Capital positions remain strong with a 12.25% Tier 1 Leverage Ratio, a 14.71% Common Equity Tier 1 Ratio; a 15.92% Tier 1 Risk-Based Capital Ratio; and a 17.16% Total Risk-Based Capital Ratio.
▪Annualized return on average assets ("ROAA") was 0.80%, compared to 1.71% for the quarter ended June 30, 2019.
▪Annualized return on average equity ("ROAE") was 6.80%, compared to 14.53% for the quarter ended June 30, 2019.

Dennis Woods, President and Chief Executive Officer, stated: "Although our institution continues to be impacted by negative industry-wide effects of the COVID-19 pandemic, we continue to see strong growth as we have reached record highs in loan and deposit balances. We funded over 200 SBA PPP loans for our borrowers over the last quarter, resulting in $26,035,000 in balances and $1,028,000 in unearned fees to be recognized over the life of the loans. We believe our strong credit quality, ample liquidity, and capital level provide a solid foundation as we continue to navigate through these challenging times."

Results of Operations

ROAE for the six months ended June 30, 2020 was 8.09%, compared to 14.57% for the six months ended June 30, 2019. ROAA was 0.98% for the six months ended June 30, 2020, compared to 1.71% for the six months ended June 30, 2019.

The annualized average cost of deposits was 0.21% for the quarter ended June 30, 2020, a decrease from 0.42% for quarter ended June 30, 2019. The decrease in the cost of deposits is primarily attributed to reductions on deposit rates made in the fourth quarter of 2019 and first quarter of 2020. Average interest-bearing deposits decreased 1.16% between the quarters ended June 30, 2019 and 2020 to $516,271,000.

Net interest income after the provision for credit losses for the six months ended June 30, 2020 totaled $14,023,000, a decrease of $4,730,000, or 25.22%, from $18,753,000 for the same period ended June 30, 2019. Net interest income after the provision for credit losses includes a provision for credit losses of $2,134,000 for the six months ended June 30, 2020, compared to a provision of $10,000 for the six months ended June 30, 2019. During the first quarter of 2020, the Federal Reserve cut its benchmark rate by 1.50%. As a result, the Prime rate decreased from 4.75% to 3.25%. A majority of the Company's floating rate loans and investments are indexed to the Prime rate. The Company's net interest margin decreased from 4.36% for the six months ended June 30, 2019 to 3.65% for the six months ended June 30, 2020. The decrease was the result of decreases in yields on overnight fed funds, loans, and investment securities, partially offset by a decrease in interest expense. The yield on loans decreased from 6.01% for the six months ended June 30, 2019 to 5.21% for the six months ended June 30, 2020. The yield on interest bearing liabilities decreased from 0.74% for the six months ended June 30, 2019 to 0.50% for the six months ended June 30, 2020.

Net interest income after the provision for credit losses was $7,149,000 for the quarter ended June 30, 2020, representing a $2,150,000 or 23.1% decrease compared to the same period ended June 30, 2019. The Company's net interest margin decreased from 4.28% to 3.33% between the quarters ended June 30, 2019 and June 30, 2020. The reduction in net interest margin is driven by the reduction in yields on all interest earnings assets, partially offset by a decrease in interest expense on deposits.

Non-interest income for the six months ended June 30, 2020 totaled $3,796,000, reflecting an increase of $544,000 from the $3,252,000 in non-interest income reported for the six months ended June 30, 2019. Customer service fees totaled $1,346,000 and $1,639,000 for the six months ended June 30, 2020 and 2019, respectively. The decrease in customer service fees is attributed to lower fees and surcharges related to insufficient funds and electronic transfers recognized during the year. On a year-over-year comparative basis, non-interest income increased primarily due to a $1,469,000 gain on the fair value of junior subordinated debentures (TRUPs) for the six months ended June 30, 2020, compared to a $911,000 gain for the same period ended June 30, 2019. The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. Non-interest income for the six months ended June 30, 2019 includes a $114,000 loss resulting from the dissolution of the USB Real Estate Investment Trust (REIT) which was completed in February 2019. Non-interest income for the six months ended June 30, 2020 includes a $310,000 gain in proceeds from bank-owned life insurance.

Noninterest income for the quarter ended June 30, 2020 totaled $1,214,000, reflecting a decrease of $515,000 from the $1,729,000 in non-interest income reported for the quarter ended June 30, 2019. The decrease is attributed to a $212,000 reduction in customer service fees and a $527,000 decrease in gain on fair value of TRUPS, partially offset by a $310,000 gain in proceeds from bank-owned life insurance.
For the six months ended June 30, 2020, non-interest expense totaled $11,145,000, an increase of $536,000 compared to $10,609,000 for the six months ended June 30, 2019. On a year-over-year comparative basis, non-interest expense increased primarily due to a $781,000 increase in expenses related to other real estate owned, which included a write-down of $727,000 on one property. This was partially offset by decreases of $302,000 in professional fees and decreases of $123,000 in salaries and employee benefits. Salary and employee benefits expense for the six months ended June 30, 2019 includes a $231,000 reduction in bonus expense. Also included in net cost on operation and sale of OREO for the six months ended June 30, 2020 is a $113,000 loss on sale. The decrease in professional fees is attributed to a reduction in legal expense.

Noninterest expense for the quarter ended June 30, 2020 totaled $5,553,000, an increase of $291,000 as compared to $5,262,000 reported for the quarter ended June 30, 2019. On a quarter-over-quarter comparative basis, non-interest expense increased due to a $727,000 write-down on OREO, partially offset by a $346,000 decrease in salaries and employee benefits expense and a $191,000 decrease in professional fees.

The efficiency ratio for the six months ended June 30, 2020 declined to 55.86%, compared to 48.19% for the six months ended June 30, 2019. The decline is attributed to a reduction in net interest income as a result of the balance sheet repricing in to a lower rate environment, partially offset by an increase in gain on the fair value of TRUPs.

The Company recorded an income tax provision of $1,906,000 for the six months ended June 30, 2020, compared to $3,292,000 for the same period in 2019. The effective tax rate for the six months ended June 30, 2020 was 28.56%, compared to 28.89% for the six months ended June 30, 2019. The Company recorded an income tax provision of $798,000 for the quarter ended June 30, 2020, compared to $1,669,000 for the same period in 2019. The effective tax rate for the quarter ended June 30, 2020 was 28.40%, compared to 28.95% for the same period ended June 30, 2019.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $74,454,000, or 7.78%, for the six months ended June 30, 2020, due primarily to increases of $52,280,000 in gross loan balances and $16,651,000 in investment securities. Unfunded loan commitments increased from $197,559,000 at December 31, 2019 to $231,275,000 at June 30, 2020. OREO balances decreased from $6,753,000 at December 31, 2019 to $5,018,000 at June 30, 2020. The reduction is attributed to the sale of one OREO property during the first quarter and a $727,000 write down on OREO in the current quarter.

Total deposits increased $74,750,000, or 9.13%, to $893,112,000 during the six months ended June 30, 2020. This increase was due to an increase of $50,060,000 in noninterest bearing deposits, $17,340,000 in NOW and money market accounts, and $9,075,000 in savings accounts, partially offset by a decrease of $1,725,000 in time deposits. In total, NOW, money market and savings accounts increased 5.99% to $467,427,000 at June 30, 2020, compared to $441,012,000 at December 31, 2019. Noninterest bearing deposits increased 16.05% to $362,010,000 at June 30, 2020, compared to $311,950,000 at December 31, 2019. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $72,823,000.

Shareholders’ equity at June 30, 2020 was $117,460,000, an increase of $1,472,000 from shareholders’ equity of $115,988,000 at December 31, 2019. The increase in equity was the result of net earnings for the period, partially offset by cash dividends. At June 30, 2020 there was an accumulated other comprehensive loss of $401,000, as compared to an accumulated other comprehensive loss of $632,000 at December 31, 2019. The change from December 31, 2019 to June 30, 2020 was the result of unrealized gains on available for sale securities, partially offset by losses on junior subordinated debentures (TRUPs) caused by a change in yields during the period.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on June 23, 2020. The dividend was payable on July 15, 2020, to shareholders of record as of July 6, 2020. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a provision for credit losses of $2,134,000 for the six months ended June 30, 2020, compared to a provision of $10,000 for the six months ended June 30, 2019. Net loan charge-offs totaled $1,180,000 for the six months ended June 30, 2020, as compared to net recoveries of $47,000 for the six months ended June 30, 2019. The provision recorded during the year is attributed to growth of the loan portfolio, net charge-offs, and uncertainty related to the economic effects of COVID-19. COVID-19 has resulted in an economic slowdown and increased unemployment rates. As of June 30, 2020, the Company had executed 25 payment deferrals or modifications on outstanding loan balances of $69,997,000 in connection with the COVID-19 relief provided by the CARES Act. These deferrals were generally no more than six months in duration and were not considered troubled debt restructurings based on interagency guidance issued in March 2020. The Company recorded a provision for credit loss of $428,000 for the quarter ended June 30, 2020, compared to a provision of $4,000 for the quarter ended June 30, 2019. The provision for the quarter ended June 30, 2020 was driven by net charge-offs on the student loan portfolio and one construction and land development loan.

The Company's allowance for loan loss totaled 1.37% of the loan portfolio at June 30, 2020, compared to 1.33% at December 31, 2019. Excluding the SBA PPP loans, which are fully government guaranteed, the allowance for loan loss totaled 1.42% of the loan portfolio at June 30, 2020. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at June 30, 2020 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $2,210,000 between December 31, 2019 and June 30, 2020 to $19,015,000. Nonperforming assets as a percentage of total assets decreased from 2.22% at December 31, 2019 to 1.84% at June 30, 2020. The decrease in nonperforming assets is primarily attributed to the reduction in OREO that occurred during the period, partially offset by restructured loans which decreased $31,000 between December 31, 2019 and June 30, 2020. Nonaccrual loans decreased $74,000 between December 31, 2019 and June 30, 2020 to $11,623,000. OREO balances decreased from $6,753,000 at December 31, 2019 to $5,018,000 at June 30, 2020.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's market, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (10) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2019, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2020	December 31, 2019
Assets
Cash and non-interest-bearing deposits in other banks	$34,985	$27,291
Due from Federal Reserve Bank ("FRB")	194,556	191,704
Cash and cash equivalents	229,541	218,995

Investment securities (at fair value)
Available-for-sale ("AFS") securities	92,877	76,312
Marketable equity securities	3,862	3,776
Total investment securities	96,739	80,088
Loans	649,654	597,374
Unearned fees and unamortized loan origination costs - net	(1,004)	(820)
Allowance for credit losses	(8,862)	(7,908)
Net loans	639,788	588,646

Premises and equipment - net	9,441	9,380
Accrued interest receivable	9,146	8,208
Other real estate owned ("OREO")	5,018	6,753
Goodwill	4,488	4,488
Deferred tax assets - net	2,574	3,191
Cash surrender value of life insurance	20,279	20,955
Operating lease right-of-use assets	3,065	3,360
Other assets	11,294	12,855
Total assets	$1,031,373	$956,919

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$362,010	$311,950
Interest-bearing	531,102	506,412
Total deposits	893,112	818,362

Accrued interest payable	36	59
Operating lease liabilities	3,168	3,463
Other liabilities	7,826	8,239
Junior subordinated debentures (at fair value)	9,771	10,808
Total liabilities	913,913	840,931

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,977,239 at June 30, 2020 and 16,973,885 at December 31, 2019	59,181	58,973
Retained earnings	58,680	57,647
Accumulated other comprehensive loss	(401)	(632)
Total shareholders' equity	117,460	115,988
Total liabilities and shareholders' equity	$1,031,373	$956,919

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest Income:
Interest and fees on loans	$7,713	$8,443	$16,059	$17,085
Interest on investment securities	356	444	784	921
Interest on deposits in FRB	38	1,424	605	2,722
Total interest income	8,107	10,311	17,448	20,728

Interest Expense:
Interest on deposits	447	890	1,111	1,724
Interest on other borrowed funds	83	118	180	241
Total interest expense	530	1,008	1,291	1,965
Net Interest Income	7,577	9,303	16,157	18,763
Provision for Credit Losses	428	4	2,134	10
Net Interest Income after Provision for Credit Losses	7,149	9,299	14,023	18,753

Noninterest Income:
Customer service fees	618	830	1,346	1,639
Increase in cash surrender value of bank-owned life insurance	127	147	258	292
Gain on fair value of marketable equity securities	71	53	85	110
Gain on proceeds from bank-owned life insurance	310	—	310	—
(Loss) gain on fair value of junior subordinated debentures	(30)	497	1,469	911
Loss on dissolution of real estate investment trust	—	(5)	—	(114)
Gain on sale of assets	—	6	—	6
Other	118	201	328	408
Total noninterest income	1,214	1,729	3,796	3,252

Noninterest Expense:
Salaries and employee benefits	2,414	2,760	5,409	5,532
Occupancy expense	869	808	1,723	1,621
Data processing	135	144	247	251
Professional fees	555	746	1,257	1,559
Regulatory assessments	77	83	162	176
Director fees	94	95	188	186
Correspondent bank service charges	17	14	33	28
Net cost on operation and sale of OREO	780	87	933	152
Other	612	525	1,193	1,104
Total noninterest expense	5,553	5,262	11,145	10,609

Income Before Provision for Taxes	2,810	5,766	6,674	11,396
Provision for Taxes on Income	798	1,669	1,906	3,292
Net Income	$2,012	$4,097	$4,768	$8,104

Basic earnings per common share	$0.12	$0.24	$0.28	$0.48
Diluted earnings per common share	$0.12	$0.24	$0.28	$0.48
Weighted average basic shares for EPS	16,975,588	16,950,564	16,974,845	16,948,810
Weighted average diluted shares for EPS	16,988,778	16,981,705	16,992,223	16,977,224

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Average Balances:
Loans (1)	$636,840	$568,600	$619,950	$573,436
Investment securities – taxable	97,209	65,268	89,655	66,772
Interest-bearing deposits in FRB	182,755	238,898	180,751	227,335
Total interest-earning assets	916,804	872,766	890,356	867,543
Allowance for credit losses	(9,124)	(8,442)	(8,515)	(8,449)
Cash and due from banks	28,432	29,232	28,857	28,793
Other real estate owned	5,969	5,745	6,452	5,745
Other non-earning assets	64,224	61,174	62,845	60,434
Total average assets	$1,006,305	$960,475	$979,995	$954,066

Interest-bearing deposits	$516,271	$522,308	$508,648	$522,382
Junior subordinated debentures	8,494	10,378	9,605	10,235
Total interest-bearing liabilities	524,765	532,686	518,253	532,617

Non-interest-bearing deposits	352,309	305,211	333,330	300,035
Other liabilities	10,120	9,495	9,899	9,262
Total liabilities	887,194	847,392	861,482	841,914
Total equity	119,111	113,083	118,513	112,152
Total liabilities and equity	$1,006,305	$960,475	$979,995	$954,066

Average Rates:
Loans (1)	4.87%	5.96%	5.21%	6.01%
Investment securities- taxable	1.47%	2.73%	1.76%	2.78%
Interest-bearing deposits in FRB	0.08%	2.39%	0.67%	2.41%
Earning assets	3.56%	4.74%	3.94%	4.82%
Interest bearing deposits	0.35%	0.68%	0.44%	0.67%
Total deposits	0.21%	0.43%	0.27%	0.42%
Junior subordinated debentures	3.93%	4.56%	3.77%	4.75%
Total interest-bearing liabilities	0.41%	0.76%	0.50%	0.74%
Net interest margin (2)	3.33%	4.28%	3.65%	4.36%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Cash and cash equivalents	$229,541	$199,853	$218,995	$245,943	$309,460
Investment securities	96,739	97,486	80,088	81,651	63,632
Loans	648,650	623,686	596,554	569,500	572,810
Allowance for credit losses	(8,862)	(9,120)	(7,908)	(8,230)	(8,452)
Net loans	639,788	614,566	588,646	561,270	564,358
Other assets	65,305	65,341	69,190	68,534	69,043
Total assets	$1,031,373	$977,246	$956,919	$957,398	$1,006,493

Non-interest-bearing	$362,010	$324,167	$311,950	$333,156	$304,172
Interest-bearing	531,102	516,270	506,412	487,067	566,743
Total deposits	893,112	840,437	818,362	820,223	870,915
Other liabilities	20,801	19,399	22,569	21,965	22,240
Total liabilities	913,913	859,836	840,931	842,188	893,155
Total shareholders' equity	117,460	117,410	115,988	115,210	113,338
Total liabilities and shareholder's equity	$1,031,373	$977,246	$956,919	$957,398	$1,006,493

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total interest income	$8,107	$9,341	$9,558	$10,417	$10,311
Total interest expense	530	761	862	1,061	1,008
Net interest income	7,577	8,580	8,696	9,356	9,303
Provision for credit losses	428	1,707	5	5	4
Net interest income after provision for credit losses	7,149	6,873	8,691	9,351	9,299

Total non-interest income	1,214	2,580	647	1,853	1,729
Total non-interest expense	5,553	5,591	5,335	5,335	5,262
Income before provision for taxes	2,810	3,862	4,003	5,869	5,766
Provision for taxes on income	798	1,108	1,108	1,696	1,669
Net income	$2,012	$2,754	$2,895	$4,173	$4,097

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	June 30, 2020	December 31, 2019
Commercial and industrial	$—	$75
RE construction & development	11,109	11,478
Agricultural	514	144
Total nonaccrual loans	$11,623	$11,697

Loans past due 90 days and still accruing	269	386
Restructured loans	2,105	2,389
Total nonperforming loans	$13,997	$14,472
Other real estate owned	5,018	6,753
Total nonperforming assets	$19,015	$21,225

Nonperforming loans to total gross loans	2.15%	2.42%
Nonperforming assets to total assets	1.84%	2.22%
Allowance for credit losses to nonperforming loans	63.31%	54.64%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Return on average assets	0.80%	1.71%	0.98%	1.71%
Return on average equity	6.80%	14.53%	8.09%	14.57%
Net charge-off (recoveries) to average loans	0.43%	(0.02)%	0.38%	(0.02)%

	June 30, 2020	December 31, 2019
Shares outstanding - period end	16,977,239	16,973,885
Book value per share	$6.92	$6.83
Efficiency ratio (1)	55.86%	49.99%
Total impaired loans	$15,453	$17,072
Net loan to deposit ratio	71.64%	71.93%
Allowance for credit losses to total loans	1.37%	1.33%
Total capital to risk weighted assets
Company	17.16%	17.98%
Bank	16.97%	17.78%
Tier 1 capital to risk-weighted assets
Company	15.92%	16.81%
Bank	15.74%	16.61%
Common equity tier 1 capital to risk-weighted assets
Company	14.71%	15.39%
Bank	15.74%	16.61%
Tier 1 capital to adjusted average assets (leverage)
Company	12.25%	12.82%
Bank	12.10%	12.83%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Six Months Ended June 30,
	2020	2019	Change $	Change %
Net income	$4,768	$8,104	$(3,336)	(41.16)%

TRUPs (1) fair value adjustment gain	1,469	911
Write down on OREO	(727)
Loss on sale of OREO	(113)	—
	629	911

Income tax effect	182	264
Non-core items net of taxes	447	647

Non-GAAP core net income	$4,321	$7,457	$(3,136)	(42.05)%

(1)TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.